EXHIBIT 99


                             DOUGHTIE'S FOODS, INC.
                            1998 STOCK INCENTIVE PLAN


                              As Adopted Effective
                                 January 1, 1998


         1. Purpose. The purpose of this Doughtie's Foods, Inc. 1998 Stock Incentive Plan is to further the long term stability and financial success of Doughtie's Foods, Inc. by attracting and retaining key employees through the use of cash and stock incentives. It is believed that ownership of Company Stock and the use of cash incentives will stimulate the efforts of those employees upon whose judgment and interests the Company is and will be largely dependent for the successful conduct of its business. It is also believed that Incentive Awards granted to such employees under this Plan will strengthen their desire to remain employed with the Company and will further the identification of those employees' interests with those of the Doughtie's Foods, Inc. shareholders. The Plan is intended to operate in compliance with the provisions of Securities and Exchange Commission Rule 16b- 3.

         2. Definitions. As used in the Plan, the following terms have the meanings indicated:

                  (a) "Act" means the Securities Exchange Act of 1934, as amended.

                  (b) "Affiliate" means another corporation in which the Company owns stock possessing at least 50 percent of the combined voting power of all classes of stock.

                  (c) "Annual Meeting" means the annual meeting of shareholders at which a class of members of the Board are routinely elected.

                  (d) "Applicable Withholding Taxes" means the aggregate amount of federal, state and local income and payroll taxes that an Employer is required to withhold in connection with any Performance Award, any lapse of restrictions on Restricted Stock, any grant of Performance Stock, or any exercise of a Nonstatutory Stock Option.

                  (e) "Board" means the Board of Directors of Doughtie's Foods, Inc.

                  (f) "Change of Control" means the occurrence of any of the following events:

                           (i) any  person,  including  a "group"  as defined in
         Section 13(d)(3) of the Act becomes the owner or beneficial owner of Company securities having 30% or more of the combined voting power of the then outstanding Company securities that may be cast for the election of the Company's directors (other than as a result of an issuance of securities initiated by the Company, or open market purchases approved by the Board, as long as the majority of the Board approving the purchases is also the majority at the time the purchases are made);

                            (ii) as the direct or indirect result of, or in connection with, a cash tender or exchange offer, a merger or other business combination, a sale of assets, a contested election, or any combination of these transactions, the persons who were directors of

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         the Company before such transactions  cease to constitute a majority of the Board, or any successor's board, within two years of the last of such transactions; or

                           (iii) with respect to a particular Participant, an event occurs with respect to the Employer that employs that Participant such that, after the event, the Employer is no longer an Affiliate.

                  (g) "Code" means the Internal Revenue Code of 1986, as amended.

                  (h) "Committee" means the Compensation Committee of the Board, provided that, if any member of the Compensation Committee does not qualify as both an outside director for purposes of Code section 162(m) and a non-employee director for purposes of Rule 16b-3, the remaining members of the committee (but not be less than two members) shall be constituted as a subcommittee of the Compensation Committee to act as the Committee for purposes of the Plan.

                  (i) "Company" means Doughtie's Foods, Inc.

                  (j) "Company Stock" means common stock of the Company. In the event of a change in the capital structure of the Company (as provided in Section 13), the shares resulting from such a change shall be deemed to be Company Stock within the meaning of the Plan.

                  (k) "Date of Grant" means the date on which an Incentive Award is granted by the Committee or is automatically awarded under Section 8.

                  (l) "Director Option" means an Option granted to an Eligible Director pursuant to Section 8.

                  (m) "Disability" or "Disabled" means, as to an Incentive Stock Option, a Disability within the meaning of Code section 22(e)(3). As to all other Incentive Awards, the Committee shall determine whether a Disability exists and such determination shall be conclusive.

                  (n) "Eligible Director" means a Participant who is a member of the Board who is not an employee of the Company or any Subsidiary.

                  (o) "Employer" means the Company, and each Affiliate that employs one or more Participants.

                  (p)      "Fair Market Value" means:

                           (i) If the Company Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable, or

                           (ii) If (i) does not apply, the Fair Market Value shall be determined by the Committee using any reasonable method in good faith.

                  (q)  "Incentive  Award"  means,  collectively,   an  award  of
Restricted Stock or an Option under the Plan.

                  (r) "Incentive Stock Option" means an Option intended to meet the requirements of, and qualify for favorable federal income tax treatment under, Code section 422.

                  (s) "Mature Shares" means shares of Company Stock for which the holder thereof has good title, free and clear of all liens and encumbrances and which such holder either (i) has held for at least six months or (ii) has purchased on the open market.

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                  (t) "Nonstatutory  Stock Option" means an Option that does not meet the requirements of Code section 422, or, even if meeting the requirements of Code section 422, is not intended to be an Incentive Stock Option and is so designated.

                  (u) "Option" means a right to purchase Company Stock granted under the Plan, at a price determined in accordance with the Plan.

                  (v) "Participant" means any employee of the Company or an Affiliate or an Eligible Director who receives an Incentive Award under the Plan.

                  (w) "Restricted Stock" means Company Stock awarded upon the terms and subject to the restrictions set forth in Section 6.

                  (x) "Rule 16b-3" means Rule 16b-3 of the Securities and Exchange Commission promulgated under the Act. A reference in the Plan to Rule 16b-3 shall include a reference to any corresponding rule (or number redesignation) of any amendments to Rule 16b-3 enacted after the effective date of the Plan's adoption.

                  (y) "Taxable Year" means the fiscal period used by the Company for reporting taxes on income under the Code.

         3. General. The following types of Incentive Awards may be granted under the Plan: Restricted Stock or Options. Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options.

         4. Stock. Subject to Section 13 of the Plan, there shall be reserved for issuance under the Plan an aggregate of seventy-five thousand (75,000) shares of Company Stock, which shall be authorized, but unissued shares. Shares allocable to Options or portions thereof granted under the Plan that expire or otherwise terminate unexercised may again be subjected to an Incentive Award under the Plan. No more than twenty thousand (20,000) shares may be allocated to the Incentive Awards that are granted to any Participant during any single Taxable Year.

         5.       Eligibility.

                  (a) All present and future employees of the Company or an Affiliate (whether now existing or hereafter created or acquired) whom the Committee determines to have contributed or who can be expected to contribute significantly to the Company or an Affiliate shall be eligible to receive Incentive Awards under the Plan. The Committee shall have the power and complete discretion, as provided in Section 14, to select eligible employees to receive Incentive Awards and to determine for each employee the nature of the award and the terms and conditions of each Incentive Award. The eligibility of Eligible Directors is determined under Section 8.

                  (b) The grant of an Incentive Award shall not obligate an Employer to pay an employee any particular amount of remuneration, to continue the employment of the employee after the grant or to make further grants to the employee at any time thereafter.

         6.       Restricted Stock Awards.

                  (a) The Committee may make grants of Restricted Stock to Participants. Whenever the Committee deems it appropriate to grant Restricted Stock, notice shall be given to the Participant stating the number of shares of Restricted Stock granted and the terms and conditions to which the Restricted Stock is subject. This notice, when accepted in writing by the Participant shall become an award agreement between the Employer and the Participant and certificates representing the shares shall be issued and delivered to the Participant. Restricted Stock may be awarded by the Committee in its discretion without cash consideration.

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                  (b) No  shares  of  Restricted  Stock  may be sold,  assigned, transferred, pledged, hypothecated, or otherwise encumbered or disposed of until the restrictions on such shares as set forth in the Participant's award agreement have lapsed or been removed pursuant to paragraph (d) or (e) below.

                  (c) Upon the acceptance by a Participant of an award of Restricted Stock, such Participant shall, subject to the restrictions set forth in paragraph (b) above, have all the rights of a shareholder with respect to such shares of Restricted Stock, including, but not limited to, the right to vote such shares of Restricted Stock and the right to receive all dividends and other distributions paid thereon. Certificates representing Restricted Stock shall bear a legend referring to the restrictions set forth in the Plan and the Participant's award agreement.

                  (d) The Committee shall establish as to each award of Restricted Stock the terms and conditions upon which the restrictions set forth in paragraph (b) above shall lapse. Such terms and conditions may also include, without limitation, the lapsing of such restrictions as a result of the Disability, death or retirement of the Participant or the occurrence of a Change of Control.

                  (e) Notwithstanding the provisions of paragraph (b) above, the Committee may at any time, in its sole discretion, accelerate the time at which any or all restrictions will lapse or remove any and all such restrictions.

                  (f) Each Participant shall agree at the time his or her Restricted Stock is granted, and as a condition thereof, to pay to the Employer, or make arrangements satisfactory to the Employer regarding the payment to the Employer of, Applicable Withholding Taxes. Until such amount has been paid or arrangements satisfactory to the Employer have been made, no stock certificate free of a legend reflecting the restrictions set forth in paragraph (b) above shall be issued to such Participant. As an alternative to making a cash payment to the Employer to satisfy Applicable Withholding Taxes, if the grant so provides, the Participant may elect to (i) deliver Mature Shares or (ii) have the Employer retain that number of shares of Company Stock that would satisfy all or a specified portion of the Applicable Withholding Taxes.

         7.       Stock Options.

                  (a) The Committee may make grants of Options to Participants. Whenever the Committee deems it appropriate to grant Options, notice shall be given to the Participant stating the number of shares for which Options are granted, the Option price per share, whether the Options are Incentive Stock Options or Nonstatutory Stock Options, and the conditions to which the grant and exercise of the Options are subject. This notice, when duly accepted in writing by the Participant, shall become a stock option agreement.

                  (b) The exercise price of shares of Company Stock covered by an Option shall be not less than 100% of the Fair Market Value of such shares on the Date of Grant.

                  (c) Options may be exercised in whole or in part at such times as may be specified by the Committee in the Participant's stock option agreement; provided that, the exercise provisions for Incentive Stock Options shall in all events not be more liberal than the following provisions:

                           (i) No Incentive  Stock Option may be exercised after
                  the  first to occur of (x) ten  years  from the Date of Grant,
                  (y) three months following the date of the Participant's retirement or termination of employment with all Employers for reasons other than Disability, or (z) one year following the date of the Participant's termination of employment on account of Disability.

                           (ii) An Incentive Stock Option by its terms, shall be
                  exercisable in any calendar year only to the extent that the aggregate Fair Market Value (determined at the Date of Grant)

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                  of the Company  Stock with  respect to which  Incentive  Stock
                  Options are exercisable for the first time during the calendar year does not exceed $100,000 (the "Limitation Amount"). Incentive Stock Options granted under the Plan and all other plans of any Employer shall be aggregated for purposes of determining whether the Limitation Amount has been exceeded. The Committee granting the Option may impose such conditions as it deems appropriate on an Incentive Stock Option to ensure that the foregoing requirement is met. If Incentive Stock Options that first become exercisable in a calendar year exceed the Limitation Amount, the excess Options will be treated as Nonstatutory Stock Options to the extent permitted by law.

                  (d) The Committee may, in its  discretion,  grant Options that by their terms become fully exercisable upon a Change of Control, notwithstanding other conditions on exercisability in the stock option agreement.

         8.       Options For Eligible Directors.

                  (a) Each Eligible Director who was not an employee of the Company or Subsidiary for at least one year before the Date of Grant of a Director Option under the Plan shall be eligible to receive Director Options under Section 8. All Director Options granted under Section 8 shall be Nonstatutory Stock Options. Each Director Option shall be evidenced by a written agreement in such form as the Board shall from time to time approve, which agreement shall comply with and be subject to the terms and conditions under
Section 8. Except to the extent inconsistent with Section 8, all provisions of the Plan relating to Options shall apply to Director Options. An Eligible Director may not receive any Incentive Award under the Plan except as provided in Section 8.

                  (b) At each Annual Meeting beginning with the Annual Meeting at which this Plan is approved by shareholders, each Eligible Director (other than a director not reelected) shall automatically receive a Director Option to purchase a number of shares of Company Stock equal to $3,000 divided by the Fair Market Value of the Company Stock as of the day before the Annual Meeting. If at any time under the Plan there are not sufficient shares available to permit fully the automatic Director Option grants described in this paragraph, the Director Option grants shall be reduced pro rata (to zero if necessary) so as not to exceed the number of shares available.

                  (c) The exercise price of a Director Option shall be the Fair Market Value of the Company Stock on the Date of Grant.

                  (d) Subject to Section 8(e) below, all Options shall become exercisable as follows: one-third on the day before the first annual meeting of shareholders after the Date of Grant; one-third on the day before the second annual meeting after the Date of Grant; and the remainder on the day before the third annual meeting of shareholders after the Date of Grant; provided that the Eligible Director is a director of the Company on each such day. If the Eligible Director ceases to be a director of the Company before an Option is fully exercisable, the unexercisable portion of the Option shall be forfeited immediately. Once exercisable, all or any portion of an Option may be exercised until the earlier of:

                           (i) thirty-six months after the date the Eligible Director ceases to be a director of the Company for any reason, including death or disability; or

                           (ii) the expiration of ten (10) years from the Date of Grant.

                  (e) Director Options shall become fully exercisable upon a Change of Control.

                  (f) In the case of the purchase of shares under a Director Option, the Eligible Director may pay the exercise price at his or her election:
(i) in cash, (ii) by delivery of Mature Shares (valued at their Fair Market Value on the date of exercise) in satisfaction of all or any part of the exercise price, or (iii) by delivery of a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to the Employer, from the sale or loan proceeds with respect to the sale of Company Stock or a loan secured by Company Stock, the amount necessary to pay the exercise price.

         9. Method of Exercise of Options. (a) Options may be exercised by the Participant giving written notice of the exercise to the Employer, stating the number of shares the Participant has elected to purchase under the Option. In the case of the purchase of shares under an Option, such notice shall be effective only if accompanied by the exercise price in full in cash; provided, however, that if the terms of an Option so permit, the Participant may (i) deliver Mature Shares (valued at their Fair Market Value on the date of exercise) in satisfaction of all or any part of the exercise price, (ii) cause to be withheld from the Option shares, shares of Company Stock (valued at their Fair Market Value on the date of exercise) in satisfaction of all or any part of the exercise price, (iii) deliver a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to the Employer, from the sale or loan proceeds with respect to the sale of Company Stock or a loan secured by Company Stock, the amount necessary to pay the exercise price and, if required by the terms of the Option, Applicable Withholding Taxes, or
(iv) deliver an interest bearing promissory note, payable to the Company, in payment of all or part of the exercise price together with such collateral as may be required by the Committee at the time of exercise. The interest rate under any such promissory note shall be established by the Committee and shall be at least equal to the minimum interest rate required at the time to avoid imputed interest under the Code.

                  (b) The Company may place on any certificate representing Company Stock issued upon the exercise of an Option any legend deemed desirable by the Company's counsel to comply with federal or state securities laws, and the Company may require a customary written indication of the Participant's investment intent. Until the Participant has made any required payment, including any Applicable Withholding Taxes, and has had issued a certificate for the shares of Company Stock acquired, he or she shall possess no shareholder rights with respect to the shares.

                  (c) Each Participant shall agree as a condition of the exercise of an Option to pay to the Employer, or make arrangements satisfactory to the Employer regarding the payment to the Employer of, Applicable Withholding Taxes. Until such amount has been paid or arrangements satisfactory to the Employer have been made, no stock certificate shall be issued upon the exercise of an Option.

                  (d) As an alternative to making a cash payment to the Employer to satisfy Applicable Withholding Taxes, if the Option agreement so provides, the Participant may elect to (i) deliver Mature Shares or (ii) have the Employer retain that number of shares of Company Stock that would satisfy all or a specified portion of the Applicable Withholding Taxes.

         10. Nontransferability of Options. Nonstatutory Stock Options shall be transferable to the extent specifically provided in the Incentive Award. Incentive Stock Options, by their terms, shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable, during the Participant's lifetime, only by the Participant.

         11. Effective Date of the Plan. The effective date of the Plan is January 1, 1998. The Plan shall be submitted to the shareholders of the Company for approval. Until (i) the Plan has been approved by the Company's shareholders, and (ii) the requirements of any applicable Federal or State securities laws have been met, no Restricted Stock shall be awarded that is not contingent on these events and no Option granted shall be exercisable.

         12. Termination, Modification, Change. If not sooner terminated by the Board, this Plan shall terminate at the close of business on December 31, 2007. No Incentive Awards shall be made under the Plan after its termination. The Board may amend or terminate the Plan in such respects as it shall deem advisable; provided that, if and to the extent required by the Code, no change shall be made that increases the total number of shares of Company Stock reserved for issuance pursuant to Incentive Awards granted under the Plan (except pursuant to Section 13), materially modifies the requirements as to eligibility for participation in the Plan, or materially increases the benefits accruing to Participants under the Plan, unless such change is authorized by the shareholders of the Company. Notwithstanding the foregoing, the Board may unilaterally amend the Plan and Incentive Awards with respect to Participants as it deems appropriate to ensure compliance with Rule 16b-3 and to cause Incentive Stock Options to meet the requirements of the Code and regulations thereunder. Except as provided in the preceding two sentences, a termination or amendment of the Plan shall not, without the consent of the Participant, adversely affect a Participant's rights under an Incentive Award previously granted to him or her.

         13. Change in Capital Structure. (a) In the event of a stock dividend, stock split or combination of shares, recapitalization or merger in which the Company is the surviving corporation or other change in the Company's capital stock (including, but not limited to, the creation or issuance to shareholders generally of rights, options or warrants for the purchase of common stock or preferred stock of the Company), the number and kind of shares of stock or securities of the Company to be subject to the Plan and to Options then outstanding or to be granted thereunder, the maximum number of shares or securities which may be delivered under the Plan, the exercise price and other relevant provisions shall be appropriately adjusted by the Committee, whose determination shall be binding on all persons. If the adjustment would produce fractional shares with respect to any unexercised Option, the Committee may adjust appropriately the number of shares covered by the Option so as to eliminate the fractional shares.

                  (b) If the Company is a party to a consolidation or a merger in which the Company is not the surviving corporation, a transaction that results in the acquisition of substantially all of the Company's outstanding stock by a single person or entity, or a sale or transfer of substantially all of the Company's assets, the Committee may take such actions with respect to outstanding Incentive Awards as the Committee deems appropriate.

                  (c) Notwithstanding anything in the Plan to the contrary, the Committee may take the foregoing actions without the consent of any Participant, and the Committee's determination shall be conclusive and binding on all persons for all purposes.

         14. Administration of the Plan. The Plan shall be administered by the Committee. The Committee shall have general authority to impose any limitation or condition upon an Incentive Award the Committee deem appropriate to achieve the objectives of the Incentive Award and the Plan and, without limitation and in addition to powers set forth elsewhere in the Plan, shall have the following specific authority:

                  (a) The Committee shall have the power and complete discretion to determine (i) which eligible employees shall receive Incentive Awards and the nature of each Incentive Award, (ii) the number of shares of Company Stock to be covered by each Incentive Award, (iii) whether Options shall be Incentive Stock Options or Nonstatutory Stock Options, (iv) the time or times when an Incentive Award shall be granted, (v) whether an Incentive Award shall become vested over a period of time and when it shall be fully vested, (vi) when Options may be exercised, (vii) whether a Disability exists, (viii) the manner in which payment will be made upon the exercise of Options, (ix) conditions relating to the length of time before disposition of Company Stock received upon the exercise of Options is permitted, (x) whether to authorize a Participant (A) to use Mature Shares to satisfy Applicable Withholding Taxes or (B) to have the Employer withhold from the shares to be issued upon the exercise of a Nonstatutory Stock Option the number of shares necessary to satisfy Applicable Withholding Taxes,
(xi) the terms and conditions applicable to Restricted Stock awards, (xii) the terms and conditions on which restrictions upon Restricted Stock shall lapse,
(xiii) whether to accelerate the time at which any or all restrictions with respect to Restricted Stock will lapse or be removed, (xiv) notice provisions relating to the sale of Company Stock acquired under the Plan, and (xv) any additional requirements relating to Incentive Awards that the Committee deems appropriate. Notwithstanding the foregoing, no "tandem stock options" (where two stock options are issued together and the exercise of one option affects the right to exercise the other option) may be issued in connection with Incentive Stock Options. The Committee shall have the power to amend the terms of previously granted Incentive Awards that were granted by the Committee so long as the terms as amended are consistent with the terms of the Plan and provided that the consent of the Participant is obtained with respect to any amendment that would be detrimental to him or her, except that such consent will not be required if such amendment is for the purpose of complying with Rule 16b-3 or any requirement of the Code applicable to the Incentive Award.

                  (b) The Committee may adopt rules and regulations for carrying out the Plan with respect to Participants. The interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive as to any Participant. The Committee may consult with counsel, who may be counsel to the Employer, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

                  (c) A majority of the members of the Committee shall constitute a quorum, and all actions of the Committee shall be taken by a majority of the members present. Any action may be taken by a written instrument signed by all of the members, and any action so taken shall be fully effective as if it had been taken at a meeting.

         15. Notice. All notices and other communications required or permitted to be given under this Plan shall be in writing and shall be deemed to have been duly given if delivered personally or mailed first class, postage prepaid, as follows (a) if to an Employer - at the principal business address of the Company to the attention of the Treasurer; (b) if to any Participant - at the last address of the Participant known to the sender at the time the notice or other communication is sent.

         16. Interpretation. The terms of this Plan are subject to all present and future regulations and rulings of the Secretary of the Treasury or his or her delegate relating to the qualification of Incentive Stock Options under the Code. If any provision of the Plan conflicts with any such regulation or ruling, then that provision of the Plan shall be void and of no effect. The terms of this Plan shall be governed by the laws of the Commonwealth of Virginia.

         IN WITNESS WHEREOF, this instrument has been executed this 10th day of June, 1998, effective as of January 1, 1998.

                                    DOUGHTIE'S FOODS, INC.


                                    By:   /s/ Steven C. Houfek
                                       --------------------------------
                                      Steven C. Houfek
                                      President and Chief Executive Officer